                                                                 EXHIBIT (a) (5)

                             [Radiant Letterhead]

________________, 2001


Dear Employee Option Holder:

     On behalf of Radiant Systems, Inc. (the "Company"), I am writing to provide you with the results of the Company's recent offer to exchange (the "Offer") outstanding options granted under our Amended and Restated 1995 Stock Option Plan (the "Plan") granted on or after December 20, 1995, (the "Options") for new options the Company will grant under the Plan (the "New Options"). All capitalized terms used in this letter which are not defined herein have the meanings given to those terms in the letter of transmittal (the "Letter of Transmittal") accompanying the Company's offer to exchange dated October 24, 2001 (the "Offer of Exchange").

     The Offer expired at 12:00 midnight, Eastern time, on November 21, 2001. Promptly following the expiration of the Offer and pursuant to the terms and conditions of the Offer, the Company accepted for exchange Options tendered to it for a total of _________ shares of Common Stock and cancelled all such Options. The Company has accepted for exchange and cancelled the number of Options tendered by you equal to the number of Option Shares set forth on Attachment A to this letter.
------------

     In accordance with the terms and subject to the conditions of the Offer, you will have the right to receive New Options under the Plan for the number of shares of Common Stock which is equal to the number of Option Shares set forth on Attachment A, as adjusted for any stock splits, stock dividends and similar
   ------------
events. Also in accordance with the terms of the Offer, the terms and conditions of the New Options will be substantially the same as the terms and conditions of the Options you tendered for exchange, except as specified in the Offer, and will include the following terms:

     . The per share exercise price under the New Options will equal the fair market value of the Common Stock on the date the Company grants the New Options, as determined the last reported sale price of the Common Stock on the Nasdaq National Market on the date the Company grants the New Options; and

     . The vesting schedule of the New Options generally will vest in one-third increments on the first three anniversaries of the grant date.

     In accordance with the terms of the Offer, the Company will grant you the New Options on May 29, 2002. At the time, as described in the Offer to Exchange, you will receive a New Option agreement executed by the Company.

     In accordance with the terms of the Offer, and as provided in the Plan, you must be an employee of the Company or one of our subsidiaries from the date you tendered options through the New Option grant date in order to receive your New Options. If you do not remain an employee, you will not receive New Options or any other consideration for the Options tendered by you and cancelled by the Company.

     If you have any questions about your rights in connection with the grant of New Options, please contact Hilary Love, Stock Plan Administrator, at telephone:
(770) 576-6337, facsimile: (770) 360-7589 or e-mail: hlove@radiantsystems.com.
                                                     ------------------------

                              Sincerely,



                              /s/  Erez Goren
                              --------------------------------------------
                              Erez Goren, Chief Executive Officer

                                  ATTACHMENT A

                            (Name of Option Holder)


                               Number of Option
  Total Number of             Shares Subject to            Exercise Price of
   Option Shares               Tendered Option              Tendered Option            Date of Acceptance of
 Subject to Option          Accepted for Exchange        Accepted for Exchange                Tender
---------------------       ---------------------        ---------------------         -----------------------

---------------------       ---------------------        ---------------------         -----------------------
---------------------       ---------------------        ---------------------         -----------------------
---------------------       ---------------------        ---------------------         -----------------------
---------------------       ---------------------        ---------------------         -----------------------

Number of Option Shares Subject to New Options to be Granted to you on or about May 29, 2002: _________________.